Exhibit 99.1

Dear McEwen Mining Shareholders, The first gold pour at El Gallo Phase 1 in Mexico is right around the corner! The below videos will help answer some common shareholder questions regarding mining, operations, and processing: 1) How does open pit mining work? 2) What does a crushing plant look like? 3) Help me picture a heap leach pad... Video answers can be found below: To view this week's McEwen Mining Community Story from our San José Mine, please click here. For more information, please contact: Jenya Meshcheryakova Investor Relations Tel: (647) 258-0395 ext 410 Toll Free: (866) 441-0690 Fax: (647) 258-0408 If you are not able to view the invitation above, please click here.

McEwen Mining
NYSE MUX TSX
Proud Member X PRIZE Foundation

INTRODUCTION TO MINING PROGRAM AT THE SAN JOSÉ MINE IN ARGENTINA

The San José mine is an underground operation that is 49% owned by McEwen Mining and 51% owned by Hochschild Mining. The mine is located in Santa Cruz Province, Argentina, 20 km North of Goldcorp's Cerro Negro project in the Northwest corner of the Deseado Massif.

While striving to reach our operational and exploration goals, McEwen Mining and Hochschild Mining, organize a variety of programs that are focused on sustainable development, through education and growth within the local community.

One of the main social responsibility programs implemented at San José is the "Introduction to Mining Program" (IMP). With San José being the first underground mine in Argentina, there was a need to develop skilled miners within the immediate area.

IMP is a two-month course and consists of both, theoretical and hands-on training. The program is targeted at youth living near San José, with the purpose of introducing basic mining knowledge and giving employment opportunities. The lectures are taught in Perito Moreno, a town located near the mine and is organized with the support of the local government. Hands-on sessions are held at San José and allow students to apply their newly attained knowledge at a real mine. Those excelling in the program are typically offered employment and eagerly join McEwen Mining.



Graduating Class, December 2011



Daniel López, February 2012

"The course allowed me to gain new knowledge and skills, which led me to where I am today. Thanks, to this opportunity, I can provide my children with a better standard of living and comfort. Now I can think about the future!"

Daniel López (age 28), a father of two, has been living in Perito Moreno with his wife for 3 years. Daniel used to work as a bricklayer and in October 2011, decided to enroll in the IMP course.

In December 2011, Daniel completed the program with the best score in his class. In February 2012, he started working as a Sampler in the Geology area and has now progressed to more advanced areas of the mine.

Since the program launched in 2005, 31 IMP courses have been delivered and over 600 people from Perito Moreno and surrounding communities have participated. More than 200 people have joined McEwen Mining through the IMP, discovering a new career that allows for a better lifestyle and a brighter future. This year, McEwen Mining and Hochschild Mining are planning additional courses with the hope that people like Daniel join the program and become a member of the San José team.

McEwen Mining is thrilled to participate in this growing Argentinian community.

McEwen Mining
NYSE MUX TSX

Contact information : Jenya Meshcheryakova info@mcewenmining.com 1.866.441.0690